Exhibit 99.2

NEWS

Charter Announces Initial Results of Tender Offer and Consent
Solicitations

STAMFORD, Connecticut - May 3, 2013 - Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today announced the results of the tender offer by its subsidiaries, CCO Holdings Capital Corp. and CCO Holdings, LLC (together, the “Issuers”), commenced April 19, 2013 for the outstanding debt securities listed below and tendered and not withdrawn by 5:00 p.m., New York City time, on Thursday, May 2, 2013 (the “Early Tender/Consent Deadline”).

Securities	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Consideration(1)	Consent Payment(2)	Total Consideration(1)
7.875% Senior Notes due 2018	1248EP AJ2, U12501 AD1	$900,000,000	$1,033.25	$30.00	$1,063.25

(1) Does not include accrued and unpaid interest, which will be paid on Notes accepted for purchase
(2) Represents a consent fee for the Notes tendered on or prior to the Consent Payment Deadline.

Holders of approximately $296 million aggregate principal amount of the Issuers' 7.875% Senior Notes due 2018 (the “Notes”) have validly tendered their Notes. The aggregate purchase price (including the consent payment listed above) will not exceed $316 million. The Notes validly tendered at or prior to the Consent Payment Deadline were accepted for purchase today, May 3, 2013.

The Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Charter also solicited consents (the “Consent Solicitation”) from the holders of the Notes to proposed amendments to, among other things, eliminate substantially all of the restrictive covenants and certain events of default, and eliminate or modify related provisions contained in the indenture governing the Notes. The Consent Solicitation expired at 5:00 p.m. EST, on May 2, 2013 (the “Consent Payment Deadline”). The Issuers have received consents from holders of approximately 32.94% of the Notes as of the Early Tender/Consent Deadline. The consents received are not sufficient to effect the proposed amendments to the indenture governing the Notes as set forth in the Offer to Purchase and Consent Solicitation Statement, dated April 19, 2013 and the related Letter of Instruction, pursuant to which the tender offer and Consent Solicitation are being made.

Charter intends to redeem (the "Redemption") the remaining aggregate principal amount of the outstanding Notes not validly tendered in the tender offer prior to the Consent Payment Deadline as permitted by the terms of the indenture governing the Notes. Charter intends to consummate the Redemption on June 3, 2013.

The tender offer is scheduled to expire at 11:59 p.m. EST, on May 16, 2013, unless extended or earlier terminated (the "Expiration Date"). The payment date for any additionally tendered Notes accepted for purchase will be promptly after the Expiration Date.

Holders may obtain copies of the Offer to Purchase from the Information Agent for the tender offer, Global Bondholder Services Corporation, at (212) 430-3774 (collect) and (866) 389-1500 (toll free).

BofA Merrill Lynch, Barclays Capital Inc. and Citigroup Global Markets Inc. are serving as the Dealer Managers for the tender offer. Questions regarding the tender offer and Consent Solicitation may be directed to BofA Merrill Lynch, Debt Advisory Services at (888) 292-0070 (toll free) or (646) 292-0070 (collect); Barclays Capital Inc., Liability Management Group at (800) 438-3242 (toll free) or (212) 528-7581 (collect); or Citigroup Global Markets Inc., Liability Management Group at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Neither the Company, the Issuers, the Dealer Managers, the Information Agent nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This announcement is not an offer to purchase, or the solicitation of an offer to sell the Notes. The tender offer may only be made pursuant to the terms of the Offer to Purchase and Consent Solicitation and the related Letter of Instructions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the Securities and Exchange Commission (“SEC”). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

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Contact:

Media:	Analysts:
Anita Lamont	Stefan Anninger
314-543-2215	203-905-7955

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